Exhibit 10.2

MEMORANDUM OF PROPOSED AMENDMENT AND

RESTATEMENT OF THE ROCKWELL AUTOMATION

DEFERRED COMPENSATION PLAN

(November 7, 2007)

It is proposed that the Rockwell Automation Deferred Compensation Plan (the “Plan”) be amended and restated in its entirety, effective as of January 1, 2005, in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, to make certain revisions, including to eliminate deferrals of base salary during a severance period, permit the Plan Administrator to modify annual salary eligibility as required to maintain the Plan’s tax deferral status, limit enrollment to one time per year, increase the minimum base salary deferral from 1% to 5%, and increase the minimum incentive compensation deferral from 1% to 10%. The amended and restated Plan shall be in the form set forth in the document attached hereto as Exhibit A, subject to technical revisions that may be made, but which will not affect the substance of the Plan’s terms and provisions.

ROCKWELL AUTOMATION

DEFERRED COMPENSATION PLAN

Restated on October 1, 2007

ROCKWELL AUTOMATION

DEFERRED COMPENSATION PLAN

The purpose of this Plan is to provide certain specified benefits to a select group of management and highly compensated employees who contribute materially to the continued growth, development and future business success of Rockwell Automation, Inc. (or any successor thereto) and its affiliates. This Plan is unfunded for tax purposes and for purposes of Title I of ERISA and is a successor to the Rockwell Collins Deferred Compensation Plan, effective as of June 30, 2001 (the “Predecessor Plan”). The Plan has been previously amended and restated so as to continue the provision of such specified benefits with respect to amounts earned and accrued by Participants on or after January 1, 2005 and is intended to satisfy and be in compliance with the provisions of the Internal Revenue Code of 1986 (the “Code”) as they relate to deferred compensation benefits, with particular emphasis on §409A of the said Code. If any provision or term of this document would be prohibited by or inconsistent with the requirements of Section 409A of the Code, then such provision or term shall be deemed to be reformed to comply with Section 409A of the Code.

The Company now desires to make certain administrative and other changes to the Plan, including changes related to the final regulations under Section 409A of the Code. To that end, the Plan is hereby amended and restated, effective as of October 1, 2007, subject to the provisions set forth below:

ARTICLE I: DEFINITIONS

1.010 Account means one of the accounts established for the purpose of measuring and determining a Participant’s interest in this Plan, such accounts being the Participant’s Deferral Account and Company Match Account.

1.020 Account Balance means, with respect to each Participant, an account in the records of the Company equal to the sum of the Participant’s:

(a)	Deferral Account balance, and

(b)	Company Match Account balance.

The Account Balance (and each underlying balance making up such Account Balance) is a bookkeeping entry only and will be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his designated Beneficiary, pursuant to this Plan.

1.030 Affiliate means:

(a)

any corporation incorporated under the laws of one of the United States of America of which the Company owns, directly or indirectly, eighty percent (80%) or more of the combined voting power of all classes of stock or eighty percent (80%) or more of the total value of the shares of all classes of stock (all within the meaning of Code §1563);

(b)

any partnership or other business entity organized under such laws, of which the Company owns, directly or indirectly, eighty percent (80%) or more of the voting power or eighty percent (80%) or more of the total value (all within the meaning of Code §414(c)); and

(c)	any other company deemed to be an Affiliate by the Company’s Board of Directors.

1.040 Annual Company Match Amount for any Plan Year means the amount determined in accordance with Section 3.030.

1.050 Annual Deferral Amount means that portion of a Participant’s Base Annual Salary and/or Incentive Compensation which a Participant elects to have deferred, in accordance with Article III, for any one Plan Year. In the event of a Participant’s Retirement, Disability, death or a Termination of Employment prior to the end of a Plan Year, such year’s Annual Deferral Amount will be the actual amount withheld prior to such event.

1.060 Annual Installment Method means a benefit payment method involving a series of annual installment payments over the number of years selected by the Participant in accordance with this Plan, which will be calculated in the manner set forth in this Section. The Account Balance of the Participant will be determined as of the close of the business day that is closest to the date of distribution as administratively practicable. The annual installment will be calculated by multiplying this balance by a fraction, the numerator of which is one (1), and the denominator of which is the remaining number of annual payments due the Participant. (By way of example, if a Participant were to elect a 10-year payment under the Annual Installment Method, the first payment would be one-tenth (1/10) of the Account Balance, calculated as described in this definition. The following year, the payment would be one-ninth (1/9) of the Account Balance, calculated as described in this definition.) Each annual installment will be paid within the first sixty (60) days of the calendar year following the applicable year or as soon as administratively practicable.

1.070 Base Annual Salary means the annual cash compensation relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, excluding bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, directors fees and other fees, automobile and other allowances (whether or not such allowances are included in the Employee’s gross income) paid to a Participant for employment services rendered, and, after December 31, 2007, excluding severance pay. Base Annual Salary will be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of the Company or any Affiliate and will be calculated to include amounts not otherwise included in the Participant’s gross income under Code §125, 402(e)(3), 402(h), or 403(b), pursuant to plans established by the Company or an Affiliate; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Participant.

1.080 Beneficiary means one or more persons, trusts, estates or other entities, designated in accordance with Article X who or which are entitled to receive benefits under this Plan upon the death of a Participant.

1.090 Beneficiary Designation Form means the form established from time to time by the Committee or its delegate that a Participant completes, signs and returns to the Committee or its delegate, in order to designate one or more Beneficiaries.

1.100 Board of Directors means the Company’s Board of Directors.

1.110 Change of Control means any of the following occurring at any time after June 29, 2001:

(a)

The acquisition by any individual, entity or group (within the meaning of §13(d)(3) or §14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (z) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (c) of this Section 1.110; or

(b)

Individuals who, as of October 1, 2007, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to that date whose election, or nomination for election by the Company’s shareowners, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(c)

Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Company Transaction”), in each case, unless, following such Company Transaction, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Company Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Company Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Company Transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan (or related trust) of the Company, of Rockwell or of such corporation resulting from such Company Transaction) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the Company corporation from such Company Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Company Transaction and (3) at least a majority of the members of the board of directors of the corporation resulting from such Company Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Company Transaction; or

(d)	Approval by the Company’s shareowners of a complete liquidation or dissolution of the Company.

1.120 Code means the Internal Revenue Code of 1986, as from time to time amended.

1.130 Committee means the Compensation and Management Development Committee of the Board of Directors.

1.140 Company means Rockwell Automation, Inc., a Delaware corporation and its predecessor, Rockwell International Corporation.

1.150 Company Match Account means:

(a)	the sum of all of a Participant’s Annual Company Match Amounts,

(b)	adjusted by amounts credited or debited (gains or losses) thereto, in accordance with the provisions of Section 4.020(b), as such provisions relate to such Company Match Account, and

(c)	reduced by any amount debited thereon equal to the amount of all distributions made to the Participant or his Beneficiary pursuant to this Plan which are related to such Company Match Account.

1.160 Deduction Limitation means the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation will be applied to all distributions that are “subject to the Deduction Limitation” under this Plan. If the Company determines in good faith prior to a Change of Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Company would not be deductible by the Company solely by reason of the limitation under Code §162(m), then, to the extent deemed necessary by the Company to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change of Control is deductible, the Company may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation will continue to be credited/debited with additional amounts in accordance with Section 4.020(b), even if such amount is being paid out in installments. The amounts so deferred and amounts credited thereon will be distributed to the Participant or his Beneficiary (in the event of the Participant’s death) at the earliest possible date, as determined in good faith by the Company, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Company during which the distribution is made will not be limited by §162(m), or if earlier, the effective date of a Change of Control. Notwithstanding anything to the contrary in this Plan, the Deduction Limitation will not apply to any distributions made after a Change of Control.

1.170 Deferral Election means an election made pursuant to Article III by a Participant to defer receipt of a part of his Base Annual Salary or to defer receipt of all or a part of his Incentive Compensation.

1.180 Deferral Election Form means the form established from time to time by the Committee or its delegate that a Participant completes, signs and returns to the Committee or its delegate or completes electronically to make a Deferral Election pursuant to Article III, in order to defer receipt of a part of his Base Annual Salary or to defer receipt of all or a part of his Incentive Compensation and to designate the form of distribution for such deferrals and the earnings thereon.

1.190 Determination Date which only has applicability with respect to the provisions of Appendix A of this Plan, as such appendix applies to the interests of individuals who were participants in a Predecessor Plan and as it defines the value from time to time of amounts deferred under such Predecessor Plans prior to the Effective Date, means the last day of each calendar year quarter (i.e., March 31st, June 30th, September 30th and December 31st).

1.200 Disability means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Notwithstanding the foregoing, a Participant shall not be considered to have a termination of employment due to Disability unless the Participant has had a Separation from Service.

1.210 Effective Date means June 1, 2000 for this Plan.

1.220 Eligible Employee means any Employee who is employed in the United States or paid from United States payroll by the Company or an Affiliate and whose Base Annual Salary is equal to or greater than One Hundred Thousand Dollars ($100,000.00); provided, however, that effective January 1, 2006, such Base Annual Salary requirement shall be One Hundred and Twenty-Five Thousand Dollars ($125,000.00) and effective for the Plan Year beginning January 1, 2008, such Base Annual Salary Requirement (to be measured as of October 1, 2007 in accordance with Section 2.020) shall be One Hundred and Fifty Thousand Dollars ($150,000), or such other amount as determined by the Company’s Vice President, Compensation & Benefits in accordance with Section 11.020 of this Plan.

1.230 Employee means any person who is employed by the Company or by an Affiliate.

1.240 Employee Matters Agreement means the Employee Matters Agreement, dated as of June 29 , 2001, by and among Rockwell International Corporation, Rockwell Collins, Inc. and Rockwell Scientific Company LLC.

1.250 ERISA means the Employee Retirement Income Security Act of 1974, as from time to time amended.

1.260 Exchange Act means the Securities Exchange Act of 1934, as amended.

1.270 Incentive Compensation means any award payable to a Participant under an Incentive Compensation Plan sponsored by the Company or an Affiliate which, but for a Deferral Election under the Plan, would be paid to the Participant and considered to be “wages” for purposes of United States federal income tax withholding.

1.280 Incentive Compensation Deferral means a deferral by a Participant of part or all of his Incentive Compensation otherwise payable to him with respect to a particular fiscal year of the Company.

1.290 Incentive Compensation Deferral Account means:

(a)	the sum of all of a Participant’s Incentive Compensation Deferrals,

(b)	adjusted by amounts credited or debited (gains or losses) thereto, in accordance with the provisions of Section 4.020(b) which are related to such Incentive Compensation Deferral Account, and

(c)

reduced by any amount debited thereon equal to the amount of all distributions made to the Participant or his Beneficiary pursuant to this Plan which are related to such Incentive Compensation Deferral Account.

1.300 Measurement Funds means the investment vehicles offered under this Plan which are the same as the Investment Funds offered under the Rockwell Automation, Inc. Savings Plan for Salaried Employees other than the Rockwell Automation Stock Fund, each of whose purpose is to mirror, to the greatest extent reasonably possible, the investment performance of a particular benchmark mutual fund sponsored and offered by Fidelity Investments.

1.310 Named Fiduciary means the Committee, its delegates, the Trustee and, following the occurrence of a Change of Control, the third-party fiduciary described in Section 13.020 of this Plan.

1.320 Non-Qualified Savings Plan means the Rockwell Automation Non-Qualified Savings Plan, as amended from time to time.

1.330 Participant means an Eligible Employee:

(a)	who elects to participate in the Plan;

(b)	who signs a Deferral Election Form and a Beneficiary Designation Form;

(c)	whose signed Deferral Election Form and Beneficiary Designation Form are accepted by the Committee or its delegate;

(d)	who commences participation in the Plan; and

(e)	who has not elected to terminate participation in the Plan.

A spouse or former spouse of a Participant will not be treated as a Participant in the Plan or have an Account Balance under the Plan, even if the spouse or former spouse has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

Notwithstanding any other provision of this Plan to the contrary, no Eligible Employee or any other person, individual or entity shall become a Participant in this Plan on or after the day on which a Change of Control occurs.

1.340 Plan means this Rockwell Automation Deferred Compensation Plan, which is evidenced by this instrument and by the forms associated with the said instrument, as they may be amended from time to time.

1.350 Plan Year means each twelve-month period ending on the last day of December.

1.360 Predecessor Plan means the deferred compensation arrangements (namely the Rockwell International Corporation Deferred Compensation Plan and the Allen-Bradley Company, Inc. Deferred Compensation Plan) which were in effect and applicable to certain of the Participants hereunder immediately prior to the Effective Date of this Plan, as such arrangements were administered during the period preceding such Effective Date, it being specifically understood and herein provided that such Predecessor Plans form parts of this Plan. To the extent a Predecessor Plan remains in effect with respect to a Participant, it will be governed by the terms of this Plan, except as otherwise provided in Appendix A.

1.370. [Reserved.]

1.380 Qualified Savings Plan means the Rockwell Automation Retirement Savings Plan for Salaried Employees, as amended from time to time.

1.390. [Reserved.]

1.400 Retirement, Retire(s) or Retired means, with respect to an Employee, severance from employment with the Company and all of its Affiliates for any reason other than a leave of absence, death or Disability on or after the attainment of his normal retirement or early retirement age. Notwithstanding the foregoing, a Participant shall not be considered to have Retired until such Participant has had a Separation from Service. Further notwithstanding the foregoing, for purposes of eligibility to elect an installment form of distribution, a Participant shall not be considered to have Retired unless his Separation from Service followed earliest of date on which he reached age 55 with 10 years of service with the Company; he reached age 65; or the sum of his age and years of service with the Company equaled at least 75.

1.410 Retirement Benefit means the benefit set forth in Article VI.

1.420 Salary Deferral Account means:

(a)	the sum of all of a Participant’s Annual Salary Deferral Amounts,

(b)	adjusted by amounts credited or debited (gains or losses) thereto, in accordance with the provisions of Section 4.020(b), as such provisions relate to such Salary Deferral Account, and

(c)	reduced by any amount debited thereon equal to the amount of all distributions made to the Participant or his Beneficiary pursuant to this Plan which are related to such Salary Deferral Account.

1.430 Separation from Service means a termination of employment with the Company and all affiliates of the Company for any reason (including Retirement, death, Disability or other termination) subject to the following:

(a)

The employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, so long as the individual’s right to reemployment with the Company is provided either by statute or by contract. If the period of leave exceeds six months and the individual’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

(b)

Whether a termination of employment has occurred is determined based on the facts and circumstances. Where an employee either actually or purportedly continues in the capacity of an employee, such as through the execution of an employment agreement under which the employee agrees to be available to perform services if requested, but the facts and circumstances indicate that the employer and the employee did not intend for the employee to provide more than insignificant services for the employer, an employee will be treated as having a Separation from Service. For purposes of the preceding sentence, an employer and employee will not be treated as having intended for the employee to provide insignificant services where the employee continues to provide services as an employee at an annual rate that is at least equal to 20 percent of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period). Where an employee continues to provide services to a previous employer in a capacity other than as an employee, a Separation from Service will not be deemed to have occurred if the former employee is providing services at an annual rate that is 50 percent or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is 50 percent or more of the annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period). For purposes of this definition, the annual rate of providing services is determined based upon the measurement used to determine the individual’s base compensation (for example, amounts of time required to earn salary, hourly wages, or payments for specific projects).

1.440 Short-Term Payout means the payout set forth in Section 5.010 of the Plan.

1.450 Termination Benefit means the benefit set forth in Article VIII.

1.460 Termination of Employment means the severing of a Participant’s employment with the Company and all Affiliates, voluntarily or involuntarily, for any reason other than Retirement, Disability, death or an authorized leave of absence. Notwithstanding the foregoing, a Participant shall not be considered to have a Termination of Employment for purposes of this Plan unless the Participant has had a Separation from Service.

1.470 Third-Party Administrator means an independent third party selected by the Trustee and approved by the individual who, immediately prior to a Change of Control, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer (the “Ex-CEO”).

1.480 Trust means the master trust established by agreement between the Company and the Trustee, which will be a grantor trust.

1.490 Trustee means Wells Fargo Bank N.A., or any successor trustee of the Trust described in Section 1.480 of this Plan.

1.500 Unforeseeable Financial Emergency means an unanticipated emergency that is caused by an event beyond the control of the Participant which would result in severe financial hardship to the Participant and which itself results from:

(a)	a sudden and unexpected illness or accident of the Participant or the spouse or a dependent (as defined in Code Section 152(a)) of the Participant,

(b)	a loss of the Participant’s property due to casualty, or

(c)	such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the discretion of the Committee or its delegate.

ARTICLE II: PARTICIPATION

2.010 Select Group Defined. Since participation in the Plan is intended to be limited to a select group of management and highly compensated Employees, the Plan is only available to Eligible Employees of the Company and its Affiliates.

2.020 Commencement of Participation. In order to participate during a Plan Year, an Employee must, except as otherwise provided in Section 2.040, be an Eligible Employee as of the October 1 preceding the first day of the applicable Plan Year. As a condition to initial participation in this Plan, each Eligible Employee who wishes to participate in the Plan will be required to complete a Deferral Election Form in accordance with Article III of the Plan and within the timeframes described below.

(a)

Prior to January 1, 2005, in the case of such an Eligible Employee’s initial election to become a Participant in a particular Plan Year, such documentation must be provided by the Eligible Employee to the Committee or its delegate within sixty (60) days following his being notified of his status as an Eligible Employee. Effective on and after January 1, 2005, such documentation must be provided by the Eligible Employee to the Committee or its delegate before the December 15th immediately preceding the Plan Year for which the deferral is intended.

(b)

If an Eligible Employee has met all enrollment requirements set forth in this Plan and required by the Committee or its delegate (including returning all required documents to the Committee or its delegate) in the time frames described in the above subsections, that Eligible Employee will become a Plan Participant on the first day of the Plan Year following the month in which he completes all such enrollment requirements.

If an Eligible Employee fails to meet all such requirements within the period required, in accordance with subsection (a) of this Section, that Eligible Employee will not be entitled to participate in the Plan until the first day of a subsequent Plan Year following the delivery to and acceptance by the Committee or its delegate of the required documents. In addition, the Committee or its delegate will establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.030 Termination of Participation and/or Deferrals. If the Committee or its delegate determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with ERISA §§201(2), 301(a)(3) and 401(a)(1), the Participant shall be prevented from making future Deferral Elections.

2.040 Special Enrollment Window. Notwithstanding any other provision of the Plan to the contrary, the Committee, or its delegate, may in its sole discretion allow a newly hired Eligible Employee who is a senior executive and who meets the participation requirements of this Article II other than the requirement that such individual was employed on the October 1 preceding the beginning of the current Plan Year to enroll in the Plan within 30 days of such Employee’s hire. Such an employee will become a Plan Participant on the first day of the month following the month in which he completes all enrollment requirements. If such Employee was hired prior to April 1, he shall be permitted to elect both a Base Salary Deferral pursuant to Section 3.010 and an Incentive Compensation Deferral pursuant to Section 3.020. If such Employee was hired after March 31, he shall only be permitted to elect a Base Salary Deferral pursuant to Section 3.010 and shall not be permitted to elect an Incentive Compensation Deferral pursuant to Section 3.020.

ARTICLE III: DEFERRAL AND COMPANY MATCH CREDITS

3.010 Base Annual Salary Deferral. Each Plan Participant will be permitted to make an irrevocable election to defer (such Deferral Election to be made in whole percentages) receipt of an amount equal to one percent (1%) through fifty percent (50%) of his Base Annual Salary; provided, however, effective January 1, 2008, the minimum Base Annual Salary deferral percentage will be an amount equal to five percent (5%) of a Participant’s Base Annual Salary.

(a)

If an Eligible Employee first becomes a Participant after the first day of a Plan Year, the Base Annual Salary Deferral will be for an amount equal to the percentage set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is twelve (12), with the effect that the Participant’s deferred Base Annual Salary would be limited to the amount of salary not yet earned by the Participant as of the date the Participant submits a Deferral Election Form to the Company or an Affiliate for acceptance.

(b)

For each succeeding Plan Year, a Participant, will be permitted, in his sole discretion, to make a similar irrevocable election for the following Plan Year (and such other elections as the Committee or its delegate deems necessary or desirable) and must deliver such Deferral Election to the Company or an Affiliate on a new Deferral Election Form before December 15th of the Plan Year immediately preceding the Plan Year for which the deferral is intended. If no such Deferral Election Form is timely delivered for a Plan Year, the Annual Deferral Amount will be zero for that Plan Year. Elections shall not carry over from year to year.

(c)

During each Plan Year, the Base Annual Salary Deferral Amount will be withheld from each regularly scheduled Base Annual Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Annual Salary.

3.020 Incentive Compensation Deferral. In addition to the Base Annual Salary deferral described in the preceding Section, each Participant will be permitted to irrevocably elect to defer receipt of an amount equal to one percent (1%) through one hundred percent (100%), such Deferral Election to be made in whole percentages, of the amount of any Incentive Compensation which he might be awarded; provided, however, that effective January 1, 2008, the minimum Incentive Compensation deferral percentage shall be ten percent (10%) of Incentive Compensation. In general, such Deferral Election will be made on a Deferral Election Form and will apply to Incentive Compensation to which the Participant might be entitled for the fiscal year immediately following such Deferral Election.

The Incentive Compensation Deferral Amount will be withheld at the time the said Incentive Compensation are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.

3.030 Annual Company Match Amount. A Participant’s Annual Company Match Amount for any Plan Year will be equal to the amount that the Company would have contributed to the Participant’s account in the Qualified Savings Plan as a matching contribution or other employer contribution to that Plan or would have credited to such Participant’s account in the Non-Qualified Savings Plan as a matching credit or other similar credit, but for the fact that the Participant elected to defer Base Annual Salary pursuant to the provisions of Section 3.010 of this Plan. The Annual Company Match Amount which is attributable to a Participant’s Annual Salary Deferral Amount for a particular Plan Year will be calculated in the first month of the immediately succeeding Plan Year and will be credited to the Participant’s Company Match Account within sixty (60) days of such succeeding Plan Year.

(a)	In the event of a Participant’s Retirement or death, the Participant’s Company Match Account will be credited with the Annual Company Match Amount for the Plan Year in which he Retires or dies.

(b)

If a Participant is not employed by the Company or an Affiliate as of the last day of a Plan Year for any reason other than the Participant’s Retirement or death, the Annual Company Match Amount for such Plan Year will be zero.

Notwithstanding the foregoing, the Company Match Amount shall be reduced for any Plan Year by the amount necessary to comply with the final regulations issued under Code Section 409A relating to the coordination of deferral elections under qualified plan with the benefits provided under nonqualified plans.

ARTICLE IV: PLAN ACCOUNTS

4.010 Vesting. A Participant will have a one hundred percent (100%) vested interest in his Deferral Account and in his Company Match Account.

4.020 Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee or its delegate, in its sole discretion, amounts will be credited or debited to a Participant’s Account Balance in the manner set forth in the provisions of this Section; provided, however, that the said provisions will apply individually to, and be administered separately for, on the one hand, the Participant’s Salary Deferral and Company Match Accounts and, on the other hand, his Incentive Compensation Deferral Account, with the intention that that the Participant will be permitted to make separate elections with respect to each. Amounts earned and vested hereunder prior to January 1, 2005, and the earnings on such amounts shall be accounted for separately under the Plan.

(a)

Allocation to Measurement Funds. A Participant, in connection with his initial Deferral Election in accordance with Section 3.010 or 3.020 above, will be permitted to also elect to have one or more Measurement Funds used to determine the amounts to be credited to his Account Balance and his election will continue to be in effect thereafter, unless it should be changed in accordance with subsection (c).

(b)

Crediting or Debiting Method. The performance (either positive or negative) of each elected Measurement Fund will be determined by the Committee or its delegate, based on the performance of the Measurement Funds themselves. A Participant’s Account Balance will be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant, as determined by the Committee or its delegate in its sole discretion, as though:

(1)	a Participant’s Account Balance were actually invested in the Measurement Fund(s) selected by the Participant as of the close of business on any business day, at the closing price on that day;

(2)

the portion of the Annual Deferral Amount that was actually deferred during any calendar quarter were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable on such day, no later than the close of business on the first business day after the day on which such amounts are actually deferred from the Participant’s Base Annual Salary through reductions in his payroll, at the closing price on such date; and

(3)

any distribution made to a Participant that decreases such Participant’s Account Balance ceased being invested in the Measurement Fund(s), in the applicable percentages, no earlier than one business day prior to the distribution, at the closing price on such date.

(c) Transfers among Measurement Funds. The Participant will be permitted to change, on a daily basis, any previous Measurement Fund election or elections he has made with regard to his Account Balance. The elections and changes to such elections which a Participant makes pursuant to this subsection will be made by means of any method (including any available telephonic or electronic method which is acceptable to the Committee or its delegate at the time the election or change is made by the Participant), and may be made at any time and will be effective as of the New York Stock Exchange closing immediately following the making of that election or change; provided, however, if it is determined by the Committee or its delegate that an investment election made by a Participant is invalid or defective, the Participant’s election, until duly corrected by him, will be deemed to have been made in favor of whatever short-term, money market vehicle is available under the Plan at that time.

(d) No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation to his Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance will not be considered or construed in any manner as an actual investment of his Account Balance in any such Measurement Fund. In the event that the Company or the Trustee, in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant will have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance will at all times be a bookkeeping entry only and will not represent any investment made on his behalf by the Company or the Trust. The Participant will at all times remain an unsecured creditor of the Company.

(e) Company Reservation of Rights. Consistent with the preceding sentence, nothing to the contrary in this Plan or any of its forms or communication material, nor in any document associated with the Trust, should be interpreted or understood to provide Participants or their Beneficiaries with any current, direct rights with respect to the assets held by the Trustee in the Trust.

4.030 Amounts Credited Pursuant to Predecessor Plans. Notwithstanding the provisions of Section 4.020, in the case of amounts which were credited to any Predecessor Plan prior to the Effective Date as incentive compensation plan deferrals, such amounts will be separately accounted for hereunder and will continue to be adjusted and administered (specifically including application, on a quarterly basis, of the Interest Rate to a Participant’s account in such Predecessor Plan) in the manner previously in effect under such Predecessor Plan and as set forth in Appendix A; provided, however, that, unless otherwise provided in the said Appendix A, administration of such Predecessor Plan deferrals will be in accordance with the provisions of this Plan as they apply to amounts deferred after the Effective Date.

4.040 FICA and Other Taxes.

(a)

Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant or an Annual Company Match Amount is credited, the Company or any Affiliate employing the Participant will withhold from that portion of the Participant’s Base Annual Salary and Incentive Compensation which is not being deferred the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount and Annual Company Match Account.

(b)

Distributions. The Company or any Affiliate employing the Participant, or the Trustee of the Trust, will withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Company and the trustee of the Trust.

ARTICLE V: SHORT-TERM PAYOUTS AND WITHDRAWALS

5.010 Short-Term Payouts. Effective with respect to Account Balances associated with amounts deferred or credited hereunder prior to January 1, 2005 and in connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive a future Short-Term Payout from the Plan with respect to such Annual Deferral Amount.

(a)

Subject to the Deduction Limitation, the said Short-Term Payout will be a lump sum payment in an amount that is equal to the Annual Deferral Amount, as adjusted for amounts credited or debited in the manner provided in Section 4.020 on that amount, determined at the time that the Short-Term Payout becomes payable (rather than at the date of a Termination of Employment).

(b)

Subject to the Deduction Limitation and the other terms and conditions of this Plan, each Short-Term Payout elected will be paid out during a sixty (60) day period commencing immediately after the last day of any Plan Year designated by the Participant that is at least three Plan Years after the Plan Year in which the Annual Deferral Amount is actually deferred. By way of example, if a three-year Short-Term Payout is elected for Annual Deferral Amounts that are deferred in the Plan Year commencing January 1, 2001, the three-year Short-Term Payout would become payable during a sixty (60) day period commencing January 1, 2005.

(c)

Should an event occur that triggers a benefit under Article VI or VII, any Annual Deferral Amount, plus amounts credited or debited thereon, that is subject to a Short-Term Payout election under this Section will not be paid in accordance with this Section, but will instead be paid in accordance with the other applicable Article.

(d)

Notwithstanding any other provision in this Plan to the contrary, the Short-Term Payout described in this Section will only be available with respect to Annual Deferral Amounts which are deferred after the Effective Date and will specifically not be available to amounts which were deferred by a Participant pursuant to the provisions of a Predecessor Plan.

No amounts deferred or credited hereunder on or after January 1, 2005 will be eligible for short-term payout under this Section 5.010.

5.020 Withdrawal for Unforeseeable Financial Emergencies. In the event that any Participant should encounter an Unforeseeable Financial Emergency, such Participant may for amounts deferred or credited hereunder prior to January 1, 2005:

petition the Committee or its delegate to permit him to receive a partial or full payout from the Plan. Such a payout will not exceed the lesser of —

(a)	the Participant’s Account Balance, calculated as if the Participant were receiving a Termination Benefit, or

(b)

the amount reasonably needed to satisfy the Unforeseeable Financial Emergency (which may include amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from the distribution).

If, subject to the sole discretion of the Committee or its delegate, the petition for a suspension and/or payout is approved, suspension will take effect on the date of approval and any payout will be made within sixty (60) days of the date of approval. The payment of any amount under this Section will not be subject to the Deduction Limitation.

No amounts deferred or credited hereunder on or after January 1, 2005 will be eligible for early withdrawal under this Section 5.020.

5.030 Withdrawal Election. With respect to Account Balances hereunder associated with Plan Year’s prior to January 1, 2005, a Participant (or, after a Participant’s death, the Participant’s Beneficiary) may elect, at any time, to withdraw some or all of the Participant’s Account Balance, even though the Participant (or the Participant’s Beneficiary) has not encountered an Unforeseeable Financial Emergency at the time of such withdrawal, but the withdrawal will be subject to the provisions of this Section.

(a)

The amount of the withdrawal will be subject to imposition of a withdrawal penalty equal to ten percent (10%) of such amount (the net amount being referred to in this Section as the “Withdrawal Amount”).

(b)

Such an election may be made at any time, before or after the Participant’s Retirement, Disability, death or Termination of Employment, and whether or not the Participant (or Beneficiary) is in the process of being paid pursuant to an installment payment schedule.

The Participant (or his Beneficiary) will be required to make this election by giving the Committee or its delegate advance written notice of the election in a form determined from time to time by the Committee or its delegate. Effective January 1, 2005, a withdrawal election may only be made pursuant to this Section 5.030 at a time when the Participant has no Deferral Elections in effect under Sections 3.010 or 3.020 of this Plan. The Participant (or his Beneficiary) will be paid the Withdrawal Amount within sixty (60) days of his election. Once a Withdrawal Amount has been paid, the Participant’s participation in the Plan will be suspended and the Participant will not be eligible to elect Base Annual Salary Deferrals and Incentive Compensation Deferrals, nor will he be eligible to have Annual Company Match Amounts credited to his Company Match Account, during the three-year period immediately following payment of the Withdrawal amount; provided, however, that such Participant will be eligible to have a pro rata portion of the Company Match Amount attributable to the portion of the Plan Year immediately prior to such a withdrawal credited to his Company Match Account. The payment of this Withdrawal Amount will not be subject to the Deduction Limitation.

No amounts deferred or credited hereunder on or after January 1, 2005 will be eligible for withdrawal under this Section 5.030.

5.040 Inclusion in Income Under Section 409A. Notwithstanding any other provision of this Plan, in the event this Plan fails to satisfy the requirements of Code Section 409A and regulations thereunder with respect to any Participant, there shall be distributed to such Participant as promptly as possible after the Committee becomes aware of such fact of noncompliance such portion of the Participant’s Account balance hereunder as is included in income as a result of the failure to comply, but no more.

ARTICLE VI: RETIREMENT BENEFITS

6.010 Retirement Benefit. Subject to the Deduction Limitation, a Participant who Retires will receive, as a Retirement Benefit, his Account Balance.

6.020 Payment of Retirement Benefit. A Participant, in connection with his commencement of participation in the Plan, may elect in his Deferral Election Form to receive the Retirement Benefit in a lump sum or pursuant to an Annual Installment Method of periods of from two (2) through fifteen (15) years. Subject to the provisions of Section 6.025, a Participant may change any election he has previously made to a different payout period permitted hereunder, but only one such a change may be made with respect to any single election. Such change will be accomplished by the Participant submitting notice of such change to the Committee or its delegate in the form prescribed by the to the Committee, but such change will not be valid, unless it has been submitted by the Participant and accepted by the Committee or its delegate (in the Committee’s or delegate’s discretion) at least one (1) year prior to the Participant’s Retirement. The Deferral Agreement most recently accepted by the Committee or its delegate shall govern the payout of the Retirement Benefit. If a Participant does not make any election with respect to the payment of the Retirement Benefit, then such benefit shall be payable in a lump sum. Any payment made shall be subject to the Deduction Limitation.

A lump sum payment of amounts deferred and credited hereunder on or after January 1, 2005 may not be made, nor may installment payments of such amounts commence herefrom, earlier than July 1st of the Plan Year following the Plan Year during which a Participant Retires. Payment of amounts deferred or credited hereunder prior to January 1, 2005 shall be made or commence in February of the Plan Year following the Plan Year during which the Participant Retires.

6.025 Changes to Retirement Benefit Payment Methods.

(a)

A Participant may change any election he has previously made pursuant to Section 6.020, but; provided, however, that only one such change may be made and that with respect to amounts deferred or credited hereunder on or after January 1, 2005, any such change must:

(1)	not result in the acceleration of payments;

(2)	not be effective for 12 months after such change is made;

(3)

result in the deferral of payments with respect to which the election is changed for a period of at least 5 years (e.g., change from lump sum to installments commencing 5 years from a participant’s termination date);

(4)	not be made less than 12 months prior to the first scheduled payment.

(b)

Notwithstanding subsection 6.020(a), a Participant may make a new election applicable to such Participant’s Account during the transition period specified in the final regulations issued under Code Section 409A, so long as such election satisfies the requirements for new elections contained in the final regulations issued under Code Section 409A.

(c)	The change in election described in this Section 6.025 is not available for amounts deferred or credited hereunder prior to January 1, 2005.

6.030 Death Prior to Completion of Retirement Benefit. If a Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant’s unpaid Retirement Benefit payments shall continue and shall be paid to the Participant’s Beneficiary over the remaining number of years and in the same amounts as that benefit would have been paid to the Participant had the Participant survived.

6.040 Death Prior to Retirement. If a Participant dies while still employed with the Company and prior to Retirement, the Participant’s benefits shall be paid to the Participant’s Beneficiary over the number of years and in the same amounts as that benefit would have been paid to the Participant had the Participant survived to Retirement.

6.050 Small Accounts. Notwithstanding any other provision herein to the contrary, if the aggregate total of a Participant’s Account Balance along with the value of such Participant’s account balance or benefits under any other plan of the Company with which this Plan is required to be aggregated with under Section 409A of the Code as of such Participant’s Retirement date does not exceed the dollar amount of the deferral limit then in effect under Section 402(g) of the Code, the Participant’s Retirement Benefit shall be paid in a lump sum. A lump sum payment may not be made earlier than July 1 of the Plan Year following the Plan Year during which the Participant Retires.

ARTICLE VII: TERMINATION BENEFIT

7.010 Termination Benefit. Subject to the Deduction Limitation, the Participant will receive a Termination Benefit, which will be equal to the Participant’s Account Balance if a Participant experiences a Termination of Employment prior to his Retirement, death or Disability.

7.020 Payment of Termination Benefit. The form of payment of a Participant’s Account Balance, if such payment is due to the Participant’s Termination of Employment will in all cases be a lump sum. A lump sum payment of amounts deferred or credited hereunder on or after January 1, 2005 may not be made earlier than July 1 of the Plan Year following the Plan Year during which the Participant terminates. Payment of amounts deferred or credited hereunder prior to January 1, 2005 shall be made in February of the Plan Year following the Plan Year during which the Participant terminates.

ARTICLE VIII: DISABILITY WAIVER AND BENEFIT

8.010 Continued Eligibility; Disability Benefit. A Participant suffering a Disability will receive a Disability Benefit equal to his Account Balance at the time of the Disability determination; provided, however, that should the Participant otherwise have been eligible to Retire, he or she will be paid in accordance with Article VI. The Disability Benefit will be paid in a lump sum within sixty (60) days of the Disability determination. Any payment made will be subject to the Deduction Limitation.

ARTICLE IX: BENEFICIARY DESIGNATION

9.010 Beneficiary. Each Participant will have the right, at any time, to designate his Beneficiary or Beneficiaries (both primary and contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

9.020 Beneficiary Designation or Change of Designation. A Participant will be permitted to designate his Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Third-Party Administrator. A Participant will have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Third-Party Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Third-Party Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed will be canceled. The Third-Party Administrator will be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Third-Party Administrator prior to the Participant’s death.

9.030 Spousal Consent Required. If a Participant names someone other than his spouse as a Beneficiary, a spousal consent, in the form designated by the Third-Party Administrator, must be signed by that Participant’s spouse and returned to the Third-Party Administrator.

9.040 Acknowledgment. No designation or change in designation of a Beneficiary will be effective until received by the Third-Party Administrator.

9.050 Absence of Valid Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in the preceding Sections or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary will be deemed to be his surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary will be payable to the executor or personal representative of the Participant’s estate.

9.060 Doubt as to Beneficiary. If the Committee or its delegate has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee or its delegate will have the right, exercisable in its discretion, to withhold such payments until this matter is resolved to the Committee’s or the delegate’s satisfaction.

9.070 Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary will fully and completely discharge the Company and all of its Affiliates and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s participation in this Plan will terminate upon such full payment of benefits.

ARTICLE X: LEAVE OF ABSENCE

10.010 Paid Leave of Absence. If a Participant is authorized by the Company or the Affiliate employing the Participant for any reason to take a paid leave of absence, the Participant will continue to be considered to be an Employee and the Annual Deferral Amount will continue to be withheld during such paid leave of absence.

10.020 Unpaid Leave of Absence. If a Participant is authorized by the Company or the Affiliate employing the Participant to take an unpaid leave of absence, the Participant will continue to be considered to be an Employee and the Participant will be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals will resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the Deferral Election, if any, made for that Plan Year. If no Deferral Election was made for that Plan Year, no deferral will be withheld.

ARTICLE XI: TERMINATION, AMENDMENT OR MODIFICATION

11.010 Termination. Although the Company and each Affiliate anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company or any such Affiliate will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to discontinue sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Employees, by action of the Board of Directors.

If this Plan is terminated, no additional deferrals or contributions shall be credited to any Participant Account hereunder. Following Plan termination, Participants’ Accounts shall be paid at such time and in such form as provided under the Plan. Notwithstanding the preceding sentence, either at the time of termination or on a subsequent date the Company may, in its discretion, determine to distribute the then existing Account balances of Participants and Beneficiaries and, following such distribution, there shall be no further obligation to any Participant or Beneficiary under this Plan; provided, however, that the authority granted to the Company under this sentence shall be implemented only to the extent permissible under Code Section 409A and regulations and other guidance issued by the Internal Revenue Service interpreting the provisions of that Section.

11.020 Amendment. The Company may, at any time, amend or modify the Plan in whole or in part by action of the Committee; provided, however, that:

(a)

no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification; and

(b)

the amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.

Notwithstanding the foregoing, the Committee may make any amendment it deems necessary or desirable for purposes of compliance with the requirements of Code Section 409A and regulations thereunder.

Further notwithstanding the foregoing, the Company’s Vice President of Compensation and Benefits may, at any time prior to the beginning of a Plan Year, amend the Base Annual Salary minimum requirement for purposes of the definition of Eligible Employee in Section 1.220 of this Plan to be effective for such Plan Year.

11.030 Effect of Payment. The full payment of all applicable benefits hereunder shall completely discharge all obligations to a Participant and his Beneficiaries under this Plan.

ARTICLE XII: ADMINISTRATION

12.010 Committee Duties. Except as otherwise provided in this Article, this Plan will be administered by the Committee and its delegates. Members of the Committee may be Participants under this Plan. The Committee will also have the discretion and authority to:

(a)	make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan, and

(b)	decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.

Any individual serving on the Committee who is a Participant will not be permitted to vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee will be entitled to rely on information furnished by a Participant or the Company.

12.020 Administration Upon Change of Control. Notwithstanding any other provision of this Plan to the contrary, upon and after the occurrence of a Change of Control, the Plan will be administered by the Third-Party Administrator. The Third-Party Administrator so selected will have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited, to benefit entitlement determinations; provided, however, upon and after the occurrence of a Change of Control, such administrator will have no power to direct the investment of Plan or Trust assets or select any investment manager or custodial firm for the Plan or Trust.

Upon and after the occurrence of a Change of Control, the Company will be required to:

(a)	pay all reasonable administrative expenses and fees of the Third-Party Administrator;

(b)

indemnify the Third-Party Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of such administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the said administrator or its employees or agents; and

(c)

supply full and timely information to the Third-Party Administrator on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the date of circumstances of the Retirement, Disability, death or Termination of Employment of the Participants, and such other pertinent information as the Third-Party Administrator may reasonably require.

Upon and after a Change of Control, the Third-Party Administrator may not be terminated by the Company and may only be terminated (and a replacement appointed) by the Trustee, but only with the approval of the Ex-CEO.

12.030 Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer. The Company’s Vice President, Compensation and Benefits will at all times, unless otherwise determined by the Committee, be deemed to be and shall be specifically referred to herein as the Committee’s delegate for all purposes herein.

12.040 Binding Effect of Decisions. The decision or action of the Committee or its delegate with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder will be final and conclusive and binding upon all persons having any interest in the Plan.

12.050 Indemnity of Committee. The Company and its Affiliates shall indemnify and hold harmless the members of the Committee, any Employee to whom the duties of the Committee may be delegated, and the Committee or its delegate against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, or such Employee.

12.060 Employer Information. To enable the Committee and its delegates to perform their functions, the Company will supply full and timely information to the Committee and delegates on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee or its delegate may reasonably require.

ARTICLE XIII: OTHER BENEFITS AND AGREEMENTS

13.010 Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Company and its Affiliates. The Plan will supplement and will not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE XIV: CLAIMS PROCEDURE

14.010 Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee or its delegate a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred and eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

14.020 Notification of Decision. The Committee or its delegate will consider a Claimant’s claim within a reasonable time, and will notify the Claimant in writing:

(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)

that the Committee or its delegate has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant;

(c)	the specific reason(s) for the denial of the claim, or any part of it;

(1)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(2)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(3)	an explanation of the claim review procedure set forth in Section 14.030 below.

14.030 Review of a Denied Claim. Within sixty (60) days after receiving a notice from the Committee or its delegate that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee or its delegate a written request for a review of the denial of the claim. Thereafter, but not later than thirty (30) days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(a)	may review pertinent documents;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee or its delegate, in its sole discretion, may grant.

14.040 Decision on Review. The Committee or its delegate will render any decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s or its delegate’s decision must be rendered within one hundred and twenty (120) days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)	such other matters as the Committee or its delegate deems relevant.

14.050 Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 14 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE XV: TRUST

15.010 Establishment of the Trust. The Company previously established the Trust (which may be referred to herein as a “Rabbi Trust”). The Trust shall become irrevocable upon a Change of Control (to the extent not then irrevocable). After the Trust has become irrevocable with respect to the Plan, except as otherwise provided in the Trust agreement, the Trust shall remain irrevocable with respect to the Plan until all benefits due under this Plan and benefits and account balances due to participants and beneficiaries under any other plan covered by the Trust have been paid in full.

15.020 Interrelationship of the Plan and the Trust. The provisions of the Plan and each Participant’s Deferral Election Forms will govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust will govern the rights of the Company and its Affiliates, Participants and the creditors of the Company and its Affiliates to the assets transferred to the Trust. The Company and each of its Affiliates employing any Participant will at all times remain liable to carry out their obligations under the Plan.

15.030 Distributions From the Trust. The Company’s and each of its Affiliate’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution will reduce their obligations under this Plan.

15.040 Rabbi Trust. The Rabbi Trust shall:

(a)	be a non-qualified grantor trust which satisfies in all material respects the requirement of Revenue Procedure 92-64, 1992-2 CB 122 (or any successor Revenue Procedure or other applicable authority);

(b)	become irrevocable upon a Change of Control (to the extent not then irrevocable); and

(c)	provide that any successor trustee shall be a bank trust department or other party that may be granted corporate trustee powers under state law.

ARTICLE XVI: MISCELLANEOUS

16.010 Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code §401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employee” within the meaning of ERISA §§201(2), 301(a)(3) and 401(a)(1). The Plan will be administered and interpreted to the extent possible in a manner consistent with that intent.

16.020 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company or its Affiliates. For purposes of the payment of benefits under this Plan, any and all of the Company’s or Affiliate’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company or Affiliate. The Company or Affiliate’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

16.030 Company Liability. The Company’s or an Affiliate’s liability for the payment of benefits will be defined only by the Plan. The Company and its Affiliates will have no obligation to a Participant under the Plan, except as expressly provided in the Plan.

16.040 Nonassignability. Neither a Participant nor any other person will have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable will, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

16.050 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company or any of its Affiliates and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any the Company or an Affiliate or to interfere with the right of the Company or an Affiliate to discipline or discharge the Participant at any time.

16.060 Furnishing Information. A Participant or his Beneficiary will cooperate with the Committee or its delegate by furnishing any and all information requested by the Committee or its delegate and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee or its delegate may deem necessary.

16.070 Terms. Whenever any words are used herein in the masculine, they should be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they should be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

16.080 Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and do not control or affect the meaning or construction of any of its provisions.

16.090 Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the laws of the State of Wisconsin.

16.100 Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Vice President, Compensation and Benefits

Rockwell Automation, Inc.

1201 South Second Street

Milwaukee, Wisconsin 53204

Such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

16.110 Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

16.120 Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant will automatically pass to the Participant and will not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor will such interest pass under the laws of intestate succession.

16.130 Validity. In case any provision of this Plan should be found to be illegal or invalid for any reason, said illegality or invalidity will not affect the remaining parts hereof, but this Plan should be construed and enforced as if such illegal or invalid provision had never been inserted herein.

16.140 Minors, Incompetent Persons, etc. If the Committee or its delegate determines that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee or its delegate may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee or its delegate may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and will be a complete discharge of any liability under the Plan for such payment amount.

16.150 Court Order. The Committee or its delegate is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Committee or its delegate, in its sole discretion, will have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.

16.160 Insurance. The Company, on its own behalf or on behalf of the trustee of the Trust, and, in its discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Company or the trustee of the Trust, as the case may be, will be the sole owner and beneficiary of any such insurance. The Participant will have no interest whatsoever in any such policy or policies, and at the request of the Company will submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to which the Company has applied for insurance.

16.170 Legal Fees To Enforce Rights After Change of Control. The Company is aware that upon the occurrence of a Change of Control, the Board of Directors (which might then be composed of new members) or a shareholder of the Company or of any successor corporation might then cause or attempt to cause the Company, an Affiliate or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company or the Affiliate to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change of Control, it should appear to any Participant that the Company, an Affiliate of the Company or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company, such Affiliate or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company irrevocably authorizes such Participant to retain counsel of his choice at the expense of the Company to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, one or more of its Affiliates or any director, officer, shareholder or other person affiliated with the Company, any such Affiliate any successor thereto in any jurisdiction.

16.180 Requirement for Release. Any payment to any Participant or a Participant’s present, future or former spouse or Beneficiary in accordance with the provisions of this Plan will, to the extent thereof, be in full satisfaction of all claims against the Plan, the Trustee and the Company, and the Trustee may require such Participant or Beneficiary, as a condition precedent to such payment to execute a receipt and release to such effect.

Appendix A

PREDECESSOR PLAN PROVISIONS

The following provisions shall apply with respect to the Participants, as applicable, in the Rockwell Predecessor Plans.

I.	Accounts.

With respect to a Participant’s incentive compensation deferrals under one of the Predecessor Plans for periods prior to the Effective Date, the value of any such Participant’s account will be determined as of the last day of a calendar year quarter (the “Determination Date”) and will be equal to the total of the Participant’s Lump Sum Payment and Installment Payment Sub-Accounts.

The value of each such Sub-Account will consist of:

(1)	the balance of such Sub-Account as of the last preceding Determination Date, plus

(2)	any Deferred Compensation credited to such Sub-Account since the last preceding Determination date, plus

(3)

the sum of the three (3) monthly amounts determined by multiplying the average daily balance of such Sub-Account during each of the three calendar months since the last preceding Determination Date by the Interest Rate applicable to such month, minus

(4)	the amount of all Plan Benefits, if any, paid during the period since the last preceding Determination Date.

Interest, determined as provided in (3) above, will be credited to each such Sub-Account as of the Determination Date as of which such Sub-Account is valued.

II.	Retirement Distributions and Withdrawals of Predecessor Plan Accounts.

(a)

With respect to the provisions of the Predecessor Plans which were in effect immediately prior to the Effective Date of this Plan as they regard benefits payable at retirement or employment termination to a Participant, or at the time of a Participant’s death, to his Beneficiary, such provisions shall remain in effect hereunder, but only with respect to amounts deferred prior to the Effective Date of this Plan (and earnings thereon pursuant to the preceding Section of this Appendix).

(b)

No Plan Benefit shall be payable to a Participant in one of the Predecessor Plans prior to his termination of employment, except that, in the case of the Rockwell Predecessor Plan, the Committee or its delegate may permit a Participant or, after a Participant’s death, a Participant’s Beneficiary or other person or entity entitled to receive such Predecessor Plan benefit to withdraw from his Account prior to his termination of employment:

(1)	an amount necessary to meet a financial hardship, or

(2)	his entire Account balance

Either type of withdrawal shall be requested by written notice to the Committee or its delegate and the amount of the withdrawal shall be paid within forty-five (45) days after receipt of the written notice.

III.	Funding of Rabbi Trust for Account Balances upon Change of Control.

The Company shall fund the Trust in immediately available funds for the benefit of each Participant, surviving spouse, joint annuitant or beneficiary with respect to Accounts under the Predecessor Plans in accordance with the terms of the Trust. Such trust, as it regards such Predecessor Plan amounts, shall:

(a)	be a non-qualified grantor trust which satisfies in all material respects the requirement of Revenue Procedure 92-64, 1992-2 CB 122 (or any successor Revenue Procedure or other applicable authority);

(b)	become irrevocable upon a change of Control (to the extent not then irrevocable); and

(c)	provide that any successor trustee shall be a bank trust department or other party that may be granted corporate trustee powers under state law.

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